Exhibit 21.1

Subsidiaries of Registrant

State of Incorporation/
Name	Formation
DomainAdministration.com, LLC	Delaware
Domain Marketplace, LLC	Delaware
Luminal Path Corporation	Delaware
Domain Parking Services, LLC	Delaware
Domain Services, LLC	Delaware
iGuide, Inc.	Delaware
Media Community, LLC	Delaware
MF Group, LLC	Delaware
Rare Names, Inc.	Delaware